Exhibit 12

                                                                 JAMES RIVER CORPORATION of Virginia

                                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                                                                     (Dollar amounts in millions)

                                                                                           Fiscal Year Ended
                                            -----------------------------------------------------------------------------------
                                                   December         December         December         December        December
                                                   27, 1992         26, 1993         25, 1994         31, 1995        29, 1996
                                                 (52 weeks)       (52 weeks)       (52 weeks)       (53 weeks)      (52 weeks)
-------------------------------------------------------------------------------------------------------------------------------
                                                      (b,c)                               (c)
Pretax income (loss) from continuing
  operations, before minority interests             $(182.8)           $14.1           $(15.7)          $220.4          $284.1

Add:
  Interest charged to operations                      193.0            183.0            210.1            236.0           174.7
  Portion of rental expense representative
    of interest factor (assumed to be one-third)        9.4             19.1             24.2             23.9            23.4
-------------------------------------------------------------------------------------------------------------------------------

      Total earnings, as adjusted                     $29.6           $216.2           $218.6           $480.3          $482.2
===============================================================================================================================
Fixed charges:
  Interest charged to operations                     $193.0           $183.0           $210.1           $236.0          $174.7
  Capitalized interest                                 12.8              5.3              3.1              6.9             5.1
  Portion of rental expense representative
    of interest factor (assumed to be one-third)       19.4             19.1             24.2             23.9            23.4
-------------------------------------------------------------------------------------------------------------------------------

      Total fixed charges                            $225.2           $207.4           $237.4           $266.8          $203.2
===============================================================================================================================

Ratio                                                   - -             1.04              - -             1.80            2.37
==============================================================================================================================

See accompanying footnote explanations.


                                        JAMES RIVER CORPORATION of Virginia

                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                                           (Dollar amounts in millions)

                                                                                  Quarter Ended
                                                                    -------------------------------------------
                                                                                 June 30,             June 29,
                                                                                     1997                 1996
                                                                               (26 Weeks)           (26 Weeks)
---------------------------------------------------------------------------------------------------------------

Pretax income from continuing operations,
  before minority interests                                                        $236.0                $97.0

Add:
  Interest charged to operations                                                     79.7                 92.8

  Portion of rental expense representative of
    interest factor (assumed to be one-third)                                        11.8                 11.9
---------------------------------------------------------------------------------------------------------------

      Total earnings, as adjusted                                                  $327.5               $201.7
===============================================================================================================

Fixed charges:
  Interest charged to operations                                                    $79.7                $92.8

  Capitalized interest                                                                2.6                  2.4

  Portion of rental expense representative of
    interest factor (assumed to be one-third)                                        11.8                 11.9
---------------------------------------------------------------------------------------------------------------

      Total fixed charges                                                           $94.1               $107.1
===============================================================================================================

Ratio                                                                                3.48                 1.88
===============================================================================================================



See accompanying footnote explanations.

                       JAMES RIVER CORPORATION of Virginia

           NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(c) For the following periods, earnings were inadequate to cover fixed charges, and the amounts of the deficiencies were: year ended December 27, 1992 - $195.6 million; year ended December 25, 1994 - $18.8 million.